UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Consent Solicitation Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

TCW Direct Lending LLC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[TCW Direct Lending Email Letterhead]

Dear [unitholder contact],

Attached for your review is TCW Direct Lending LLC’s (“Fund VI”) written consent request for certain “Pre-Identified Follow-On Investments.” Following the conclusion of the Fund VI investment period in 2017, the Fund was permitted to make additional follow-on investments in existing portfolio companies of up to 10% of the Fund’s equity commitments, or $201.3 million. Without approval of an extension by unitholders such as yourselves, Fund VI’s ability to make follow-on investments concludes on September 19th, 2020 which is the date on which the original six-year term of the Fund concludes.

As described in the attached written consent, TCW has identified five portfolio companies that may require additional follow-on capital beyond September 19th, 2020. In order to make additional follow-on investments after that date, consent of a majority in interest of Fund VI’s common unitholders is required. The availability of this additional capital is an important tool for us to have in our negotiations with owners of the portfolio companies, other lenders and the management teams. We have a positive view on the five companies listed in the consent. Any follow-on investments would continue to be subject to remaining capacity under the $201.3 million cap. It is important to note that TCW does not expect to call additional investor capital to make the potential follow-on investments, and will instead be utilizing existing cash and excess availability under Fund VI’s credit facility that has been reserved for this purpose.

We appreciate your review and consideration of this consent request. If you approve of this request, please return an executed copy of the attached consent letter by DocuSign, electronic mail, or fax by                      [    ], 2020.

If you have any questions about the consent request, please contact David Wang at david.wang@tcw.com or at (213) 244-0048. Thank you for your consideration of this request.

Best,

Richard T. Miller